Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 6, 2001)             Registration Number 333-66958


                                  $877,000,000

                            FRANKLIN RESOURCES, INC.

                     LIQUID YIELD OPTION(TM) NOTES DUE 2031
                             (ZERO COUPON - SENIOR)
                                       AND
                             SHARES OF COMMON STOCK
                            ISSUABLE UPON CONVERSION
                                  OF THE LYONS


           This prospectus supplement relates to the resale by the holders of our LYONs and the shares of our common stock issuable upon the conversion of the LYONs.

           This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated November 6, 2001. The terms of the LYONs are set forth in the prospectus.

           The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus.

                                          PRINCIPAL AMOUNT
                                           AT MATURITY OF
                                                LYONS                              NUMBER OF SHARES
                                            BENEFICIALLY         PERCENTAGE         OF COMMON STOCK        PERCENTAGE OF
                                           OWNED THAT MAY         OF LYONS            THAT MAY BE           COMMON STOCK
NAME:                                          BE SOLD          OUTSTANDING            SOLD (1)           OUTSTANDING (2)
-----                                          -------          -----------            --------           ---------------
Mainstay Strategic Value Fund.........           298,000             *                     2,789
Morgan Stanley & Co...................        25,000,000           2.85%                 234,010                 *
Newport Investments, Inc..............         4,250,000             *                    39,781

Any other holder of LYONs or future
transferee, pledgee, donee or
successor of any holder (3) (4).......         276,484,000         31.53%              2,588,001                0.99%

Total.................................      $  877,000,000        100.00%              8,209,057  (5)           3.15%
                                            ==============        =======             ==========                =====



*     Less than 1%.

(1)    Assumes conversion of all of the holder's LYONs at a conversion rate of
       9.3604 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs--Conversion Rights" in the prospectus. As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on 260,797,545 shares of common stock outstanding as of September 30, 2001. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.



NY2:\1094533\01\NGJP01!.DOC\46360.0045

(4) Assumes that any other holders of LYONs, or any future transferees, pledgees, donees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

(5) The conversion shares do not total 8,209,071 shares due to rounding resulting from the elimination of fractional shares.


                     --------------------------------------

           The date of this prospectus supplement is November 9, 2001.














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